CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 33-50857 of Morgan Stanley Limited Duration Fund (the "Fund"), on Form N-1A of our report dated June 15, 2004, appearing in the April 30, 2004 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information both of which are part of such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
June 25, 2004